EXHIBIT 99.1

5995 Plaza Drive Cypress, California 90630 Tel. (800) 631-0969
NEWS RELEASE

CONTACT:	Dan Yarbrough Investor Relations (714) 226-3540	Suzanne Shirley Investor Relations (714) 226-3470

PacifiCare Health Systems Clarifies Effect of Potential Conversion of Debt to Common Stock

•	Effect of potential 4th quarter conversion on current full-year 2003 EPS guidance is approximately $0.12

CYPRESS, Calif., July 31, 2003 — PacifiCare Health Systems, Inc. (NYSE: PHS), provided clarification on the effect of the potential issuance of common stock in connection with its outstanding convertible debt. If the company’s stock price remains above $46.20 for 20 of the last 30 trading days of the third quarter of 2003 this would trigger the conversion feature of the debt, and cause an additional 3.2 million shares of stock to be included in the calculation of outstanding shares on a diluted basis for the fourth quarter of 2003. As such, the estimated weighted-average number of shares (WANS) used in the calculation of the current full-year EPS guidance of $6.45 to $6.55 would increase by approximately 800,000 shares. The net effect of this increase in WANS on full-year 2003 EPS guidance would be approximately $0.12, or approximately $0.47 on an annualized basis.

Risk Factors Regarding Cautionary Statements

The statements in this news release that are not historical facts are cautionary statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties.

Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure of the stock price to remain at or above the price level required to trigger conversion of the debt into common stock. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare is celebrating its 25th anniversary as one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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